EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife’s Fully Diluted Earnings Per Share Increased 71 Percent to $0.12 in Third quarter of 2008 from $0.07 in Third quarter of 2007

Revenues increased 21 percent in third quarter of 2008 versus third quarter of 2007

ATLANTA, GA…(October 30, 2008)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that revenues for the third quarter of 2008 increased 21 percent to $26.8 million compared to $22.2 million in the third quarter of 2007.  Excluding orthopaedic tissue processing revenues of $38,000 and $566,000 in the third quarters of 2008 and 2007, respectively, total revenues increased 24 percent for the third quarter of 2008.

Net income in the third quarter of 2008 was $3.6 million, or $0.13 per basic and $0.12 per fully diluted common share, compared to $1.9 million, or $0.07 per basic and fully diluted common share in the third quarter of 2007.

Revenues for the first nine months of 2008 increased 14 percent to $79.5 million compared to $69.7 million in the first nine months of 2007.  Excluding orthopaedic tissue processing revenues of $662,000 and $3.7 million in the first nine months of 2008 and 2007, respectively, total revenues increased 19 percent for the first nine months of 2008.

Net income in the first nine months of 2008 was $10.2 million, or $0.37 per basic and $0.36 per fully diluted common share, compared to $4.6 million, or $0.17 per basic and $0.16 per fully diluted common share in the first nine months of 2007.

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Tissue processing revenues in the third quarter of 2008 increased 25 percent to $14.2 million compared to $11.3 million in the third quarter of 2007.  Tissue processing revenues in the first nine months of 2008 increased 15 percent to $41.3 million compared to $36.0 million in the first nine months of 2007.  The increase in tissue processing revenues was due primarily to increased demand for the Company’s cardiac and vascular processed tissues, the introduction of the CryoValve® SG pulmonary human heart valve and, to a lesser extent, price increases, partially offset by a decline in orthopaedic tissue processing revenues.

Combined cardiac and vascular tissue processing revenues in the third quarter of 2008 increased 31 percent to $14.2 million compared to $10.8 million in the third quarter of 2007.  Combined cardiac and vascular tissue processing revenues in the first nine months of 2008 increased 26 percent to $40.7 million compared to $32.4 million in the first nine months of 2007.

Revenues from the distribution of CryoValve SG pulmonary human heart valves were $1.7 million and $3.4 million, respectively, for the three and nine months ended September 30, 2008.

Orthopaedic tissue processing revenues in the third quarter of 2008 decreased to $38,000 from $566,000 in the third quarter of 2007.  Orthopaedic tissue processing revenues in the first nine months of 2008 decreased to $662,000 from $3.7 million in the first nine months of 2007.  These revenue declines were anticipated as the Company discontinued procuring and processing orthopaedic tissue in January of 2007 pursuant to the exchange and service agreement signed with a third party in December 2006.

BioGlue® Surgical Adhesive revenues were $11.6 million for the third quarter of 2008 compared to $10.3 million in the third quarter of 2007, an increase of 13 percent.  BioGlue revenues were $36.5 million for the first nine months of 2008 compared to $32.4 million for the first nine months of 2007, an increase of 13 percent.

U.S. BioGlue revenues were $8.1 million and $7.4 million in the third quarter of 2008 and 2007, respectively.  U.S. BioGlue revenues were $25.8 million and $23.4 million in the first nine months of 2008 and 2007, respectively.  International BioGlue revenues were $3.5 million and $2.9 million in the third quarter of 2008 and 2007, respectively.  International BioGlue revenues were $10.7 million and $9.0 million in the first nine months of 2008 and 2007, respectively.

Other medical device revenues for the third quarter of 2008 were $616,000 compared to $265,000 in the third quarter of 2007.  Other medical device revenues for the first nine months of 2008 were $1.0 million compared to $723,000 in the first nine months of 2007.  Other medical device revenues in the three and nine months ended September 30, 2008 included $549,000 and $726,000, respectively, in sales of Hemostase MPH®, which was added to the CryoLife product portfolio in the second quarter of 2008.

Total product and tissue processing gross margins were 64 percent in the third quarter of 2008 compared to 63 percent in the third quarter of 2007.  Total product and tissue processing gross margins were 64 percent in the first nine months of 2008 compared to 61 percent in the first nine months of 2007.

Tissue processing gross margins in the third quarter of 2008 were 46 percent compared to 42 percent in the third quarter of 2007.  Tissue processing gross margins in the first nine months of 2008 were 46 percent compared to 41 percent in the first nine months of 2007.  Tissue processing gross margins improved in 2008 compared to 2007 primarily as a result of fee increases and a favorable tissue mix in 2008.

General, administrative, and marketing expenses in the third quarter of 2008 were $12.1 million compared to $11.2 million in the third quarter of 2007.  General, administrative, and marketing expenses in the first nine months of 2008 were $36.5 million compared to $34.4 million in the first nine months of 2007.

The increase in general, administrative, and marketing expenses for the three and nine months ended September 30, 2008 was primarily due to increased marketing expenses.  These expenses included personnel costs, corporate advertising, and promotional materials to support the Company’s expanding tissue service and product offerings, and revenue growth.  Additionally, there were increases in stock compensation expense over the same periods in the prior year.

Research and development expenses were $1.2 million and $1.1 million in the third quarters of 2008 and 2007, respectively.  Research and development expenses were $3.9 million and $3.1 million in the first nine months of 2008 and 2007, respectively.  Research and development spending in 2008 primarily focused on the Company’s SynerGraft® tissues and products, protein hydrogel technologies, and research on cold storage and preservation of internal organs.

As of September 30, 2008, the Company had $20.5 million in cash, cash equivalents, and marketable securities, of which $1.6 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam® protein hydrogel technology and $5.0 million was designated as long-term restricted money market funds due to a financial covenant requirement under the Company’s credit agreement.

 “In late 2007, we developed our 2008 business plans with a great deal of care and consideration.  CryoLife's year-to-date results show that we have been able to execute those plans,” stated Steven G. Anderson, president and chief executive officer.

2008 Financial Guidance

The Company’s GAAP revenues are composed of product and tissue processing revenues plus other revenues.  The Company expects product and tissue processing revenues for the full year of 2008 to be between $105.0 to $107.0 million.    Product and tissue processing revenues could be affected by several factors, including but not limited to, the general economic environment, and its effect on demand for the Company’s tissues and products, and changes in foreign currency exchange rates and their effects on revenues generated in international markets.  This guidance assumes foreign currency exchange rates stay near current levels.

Other revenues for 2008 may reach between $700,000 and $900,000, primarily related to funding received from the Department of Defense in connection with the development of BioFoam.  The amount of other revenues is largely dependent upon actual expenses incurred related to the development of BioFoam.

The Company expects general, administrative, and marketing expenses of between $49.0 million and $51.0 million, and research and development expenses of between $5.5 million and $6.5 million for the full year of 2008.

2009 Financial Guidance

The Company expects product and tissue processing revenues for the full year of 2009 to be between $116.0 million and $122.0 million.  The Company expects tissue processing revenues to be between $60.0 million and $63.0 million and BioGlue revenues to be between $51.5 million and $53.5 million for the full year of 2009.  Other medical device revenues, which consist primarily of sales of Hemostase MPH, are expected to be between $4.5 million and $5.5 million in 2009.  Product and tissue processing revenues could be affected by several factors, including but not limited to, the general economic environment, and its effect on demand for the Company’s tissues and products, and changes in foreign currency exchange rates and their effects on revenues generated in international markets.  This guidance assumes foreign currency exchange rates stay near current levels.

Other revenues for 2009 may reach between $500,000 and $1.1 million, primarily related to funding received from the Department of Defense in connection with the development of BioFoam.  The amount of other revenues is largely dependent upon actual expenses incurred related to the development of BioFoam.

The Company expects general, administrative, and marketing expenses of between $53.0 million and $56.0 million, and research and development expenses of between $6.0 million and $7.0 million for the full year of 2009.  The research and development expectations include an estimated $500,000 to $1.0 million to be funded by the Department of Defense in connection with the development of BioFoam.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available October 30 through November 6 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 299502.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company recently received FDA clearance for the CryoValve® SG pulmonary human heart valve, processed using CryoLife’s proprietary SynerGraft® Technology.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  CryoLife distributes Hemostase MPH®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in the United Kingdom, Germany, France, and Canada for cardiac, vascular, and general surgery, subject to certain exclusions.  The Company also distributes the CryoLife-O'Brien® Stentless Porcine Aortic Bioprosthesis, which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2008 and 2009 performance.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that the Company is significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, the possibility that the FDA could impose additional restrictions on the Company's operations, issue a 483, or warning letter, or require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, demand for CryoValve SG may not reach anticipated levels, CryoValve SG may not perform as well as expected or provide all the benefits anticipated,  SynerGraft processed heart valves have a one year shelf life, competitive pressures and tissue availability may adversely affect the Company’s ability to grow revenues, the SynerGraft post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, the Company's key growth strategies identified as a result of our strategic review may not generate the anticipated benefits, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, there are limitations on our use of net operating loss carry-forwards, adverse regulatory action outside of the United States could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, FDA and other approvals for products in development may not be obtained, and if obtained, may be costly and require lengthy review periods, our existing insurance policies may not be sufficient to cover our actual claims liability, we may be unable to obtain adequate insurance at a reasonable cost or at all, the patents and proprietary technologies that we use or license could be infringed or duplicated by third parties and we may not be successful in preventing infringement or use, our patents and patent applications could be held to be invalid or null, we are dependent on key personnel, products and services under development may not be commercially feasible, the Company may be unable to effectively leverage its existing sales force to sell Hemostase MPH, that surgeons may not choose to utilize Hemostase MPH, that Hemostase MPH may not perform as expected or provide all expected benefits, that other distributors of the Hemostase MPH product may impede our ability to sell to new or existing customers, that a third party could infringe patents used to make Hemostase MPH, we are reliant on one supplier for significant components of BioGlue, pending or future litigation may not be settled on terms acceptable to the Company, the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the Company may be unable to obtain sufficient financing to fully pursue its strategic plan, adverse future changes in currency exchange rates may materially reduce the Company’s revenues, cash flow, financial position and profitability and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of the Company’s revenues.  These risks and uncertainties include the risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2007, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Revenues:
Preservation services	$14,188	$11,347	$41,337	$36,019
Products	12,239	10,545	37,499	33,096
Other	377	268	691	580
Total revenues	26,804	22,160	79,527	69,695

Costs and expenses:
Preservation services	7,615	6,575	22,382	21,183
Products	2,028	1,615	5,860	5,444
General, administrative, and marketing	12,072	11,240	36,497	34,417
Research and development	1,186	1,098	3,938	3,134
Interest expense	62	178	201	518
Interest income	(92)	(158)	(285)	(360)
Change in valuation of derivative	--	--	--	821
Other expense (income), net	142	(350)	115	(248)
Total costs and expenses	23,013	20,198	68,708	64,909

Income before income taxes	3,791	1,962	10,819	4,786
Income tax expense	235	55	610	234
Net income	$3,556	$1,907	$10,209	$4,552

Effect of preferred stock dividends	--	--	--	(243)
Net income applicable to common shares	$3,556	$1,907	$10,209	$4,309

Income per common share:
Basic	$0.13	$0.07	$0.37	$0.17
Diluted	$0.12	$0.07	$0.36	$0.16

Weighted average common shares outstanding:
Basic	27,899	27,501	27,741	25,998
Diluted	28,703	28,056	28,384	26,673

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Preservation services:
Cardiac tissue	$7,034	$5,566	$19,620	$15,587
Vascular tissue	7,116	5,215	21,055	16,782
Orthopaedic tissue	38	566	662	3,650
Total preservation services	14,188	11,347	41,337	36,019

Products:
BioGlue	11,623	10,280	36,482	32,373
Other medical devices	616	265	1,017	723
Total products	12,239	10,545	37,499	33,096

Other	377	268	691	580
Total revenues	$26,804	$22,160	$79,527	$69,695

Revenues:
Domestic revenues	$22,916	$18,847	$67,750	$59,659
International revenues	3,888	3,313	11,777	10,036
Total revenues	$26,804	$22,160	$79,527	$69,695

	September 30,	December 31,
	2008	2007
	(Unaudited)

Cash and cash equivalents, marketable securities,	$15,537	$17,447
at market, and restricted marketable securities
Trade receivables, net	13,623	12,311
Other receivables	1,211	1,373
Deferred preservation costs, net	33,050	26,903
Inventories	7,058	5,607
Restricted money market funds, long-term	5,000	--
Total assets	103,016	92,684
Shareholders’ equity	76,470	62,627

For additional information about the company, visit CryoLife’s Web site:  www.cryolife.com.

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